EXHIBIT 11.1
Guangshen Railway Company Limited
Code of Ethics for the Senior Management
(Passed at the 22nd meeting of the fourth session of the board of directors held on April 23, 2008)
(Passed at the 10th meeting of the fifth session of the board of directors held on April 29, 2009)
The Code is formulated according to the Articles of Association of Guangshen Railway Company Limited (the “COMPANY”) and the ethical requirements for senior management of listed companies set out in the regulatory rules promulgated by the stock exchanges where the Company is listed.
CHAPTER 1: GENERAL PROVISIONS
ARTICLE 1 The Code applies to the senior management of the Company that includes Directors, Supervisors, General Manager, Deputy General Managers and other senior administrative officers as stipulated in the Articles of Association of the Company (hereinafter referred to as the “SENIOR OFFICERS”).
ARTICLE 2 In case the Senior Officers are not sure whether certain conducts are in violation of related provisions of this code, the Senior Officers shall consult the legal advisors or chairman of the Supervisory Committee of the Company. In case the Senior Officers are aware of any circumstance that is or may be in violation of this code, the Senior Officers shall report to the chairman or the office of the Supervisory Committee as soon as practicable. Failure to report will be regarded as violation of this code.
ARTICLE 3 The Code complements the Articles of Association, the General Meeting System, the Working Ordinance for the Board of Directors, the Working Ordinance for the Supervisory Committee, the Working Ordinance for the General Manager, the Capital Management Measures, the Investment Management Measures and other rules and regulations of the Company.
CHAPTER 2: Code of Ethics
ARTICLE 4 The Senior Officers shall comply in all their business activities in their respective roles, with all the applicable laws and regulations of the People’s Republic of China, the securities laws and regulations of the place where the Company is listed, the rules of the stock exchanges, the Articles of Association of the Company and other applicable laws, regulations and rules, comply with and promote compliance with the standards of honest and ethical conduct.

ARTICLE 5 In case there is any conflict of interests between any Senior Officer and the Company or any Senior Officer has any doubt about any act in the operation and management of the Company, such conflict or doubt shall be handled in an ethical way.
In case any Senior Officer discovers any potential business opportunities within the field of the Company, the Senior Officer shall inform the Company as soon as practicable. The Senior Officer could seek such business opportunities only when the Company decides not to seek such business opportunities.
ARTICLE 6 The Secretary of the Board of Directors of the Company is responsible for the organization and coordination of information disclosure affairs of the Company. The Secretary shall, according to the requirements of the Information Disclosure Management Measures, promptly and widely collect the information of the Company to facilitate the Board of Directors’ decision towards timely, accurate and integrated disclosure in the Company’s documents to be filed with or submitted to the relevant regulatory authorities and the stock exchanges where the Company is listed in line with regulatory requirements.
ARTICLE 7 In case any Senior Officer is aware of any material information regarding the organization or operation of the Company, any information that may exert substantial or considerable influence upon the decision of shareholders or other interested parties, or other disclosable information, the Senior Officer shall promptly inform the Secretary of the Board of Directors and ensure the timeliness, accuracy and integrity of information disclosure.
ARTICLE 8 The Senior Officers shall keep confidential all the share-price-sensitive material before formal publication. The Senior Officers shall not, by any means, divulge any undisclosed information to any institution or individual without a written authorization of the Board of Directors. Any Senior Officer shall not take advantage of such information unless for the interests of the Company. However, in the following circumstances, the Senior Officers could disclose such information to the court or other governing authorities:
(1) Required by law;
(2) For the interests of the public;
(3) For the interests of the Directors, Supervisors, General Manager, Deputy General Managers or any other Senior Officers.
ARTICLE 9 The Senior Officers of the Company shall act faithfully in the greatest interests of the Company, realize that the loss of control over the assets of the Company will exert direct influence on the profitability of the Company, protect and promote protection of the assets of the Company, use all the assets of the Company for legal business purposes and ensure the efficient use of the assets of the Company. The Senior Officers shall not make the Company overstep its business scope as stipulated in its business license, or expropriate the Company of its assets by any means.

ARTICLE 10 The Senior Officers shall not make use of the assets of the Company by any means for their own ends without approval of the general meeting, receive any commission related to transactions of the Company, or compete with the Company in any form. The Senior Officers shall not enter into any contract, transaction or arrangement with the Company unless stipulated in the Articles of Association or with the approval of the general meeting.
ARTICLE 11 The Senior Officers shall not misappropriate the Company’s funds or lend the Company’s funds to others, deposit the assets of the Company in accounts in his or her name or other names, or provide any guarantee with the assets of the Company to shareholders or other individuals with respect to debts.
ARTICLE 12 The Senior Officers shall strictly abide by the regulations with regard to clean conduct and self-discipline promulgated by the State, the Ministry of Railways, Guangzhou Railway (Group) Company and the Company. The Senior Officers shall not take advantage of his or her post to take bribes or other illicit incomes, seek inappropriate benefits for his or her relatives or other affiliated persons, receive cash, negotiable securities or gifts in kind from subordinate offices or individuals or other institutions with business contacts, or receive gifts or hospitality in official business activities that may affect the impartiality in the performance of official duties. In case of special circumstances where the Senior Officers have to accept gifts or cash, they shall report promptly to the chairman or office of the Supervisory Committee and turn over the gifts or cash.
ARTICLE 13 The Senior Officers shall treat all of the shareholders on a fair and equal footing and shall not expropriate shareholders of personal rights and interests, including but not limited to, allocation right and voting right, except for corporate restructuring submitted to the general meeting for approval according to the Articles of Association of the Company.
ARTICLE 14 The Senior Officers shall not engage in any activity prohibited by this code through the following persons or institutions or cause them to engage in these activities:
(1) Spouse or minor offsprings;
(2) Trustors of the Senior Officers or the persons referred to in clause (1);
(3) Partners of the Senior Officers or the persons referred to in clauses (1) and (2);
(4) Corporations under the de facto independent control of the Senior Officers, or corporations under the de facto control of one Senior Officer in concert with the persons referred to in clauses (1), (2) and (3) or with other Senior Officers of the Company;
(5) Directors, supervisors, general manager, deputy general managers or other senior officers of the corporations referred to in clause (4);
(6) Associates as defined in the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange.

CHAPTER 3: Judgment of whether a particular situation
or conduct complies with the Code or not
ARTICLE 15 The counselor of the Company and the Supervisory Committee are in charge of interpreting whether a particular situation or conduct of the Senior Officers complies with the Code or not. The Board of Directors of the Company has the right of final interpretation.
ARTICLE 16 The circumstances or conducts of the Senior Officers that comply with or violate the Code shall be determined by the Supervisory Committee of the Company. In case that the person concerned has doubt on the judgment made by the Supervisory Committee, the Audit Committee shall consider this matter and submit it to the Board of Directors for a final judgment. In the above-mentioned circumstance, the preparatory work related to deliberation and determination shall be the responsibility of other senior executives designated by the Audit Committee of the Company.
ARTICLE 17The Audit Committee of the Company is responsible for providing training related to the Code for the Senior Officers of the Company , and shall offer follow-up review and reminder related to the Code at the meetings of the Board of Directors and the Supervisory Committee where the annul results of the Company are reviewed.
ARTICLE 18 The Senior Officers must sign a statement regarding compliance with Code of Ethics for the Senior Management (set out in Appendix 1) when they are elected or re-elected or appointed, and sign on an annual basis a written statement (set out in Appendix 2) in relation to the implementation of the Code.
CHAPTER 4: Punishment for the Violation of the Code
ARTICLE 19The Board of Directors inflicts appropriate punishment on the Senior Officer based on the nature and consequence of his/her circumstances or conducts in violation of the Code.
ARTICLE 20 The punishments include: warning, public condemnation, demotion and termination of employment. A warning is given within the Senior Officers of the Company. Public condemnation, demotion and termination of employment shall be published within the Company. Demotion and termination of employment shall be submitted to the Board of Directors by the Audit Committee for review and determination before execution.
ARTICLE 21 The Board of Directors of the Company may authorize Chairman of the Board or Chairman of the Audit Committee to decide and execute, in accordance with the Code, a specific punishment case or a specific category of such cases.
ARTICLE 22 Any Senior Officer of the Company involved in any circumstance or conduct where he/she is suspected of failure to comply with or violating the Code shall withdraw from the whole process of determining and handling the circumstance or conduct. The responsible person authorized by the Board of Directors of the Company to execute the Code, or the persons responsible for determining and reviewing matters related to the Code, including the counselors, shall equally comply with this article.
ARTICLE 23The Secretary to the Board of Directors of the Company must record in writing all the explanations made by the counselors and the Supervisory Committee of the Company, all the judgments or decisions made by the Board of Directors or the Supervisory Committee, as well as any circumstance or conduct regarding failure to comply with or violation of the Code.
CHAPTER 5: Supplementary Provisions
ARTICLE 24 The Board of Directors of the Company is responsible for the amendment to the Code.
ARTICLE 25 The Code will be published on the Company’s web site. Any amendment to the Code will be disclosed in a similar way.
ARTICLE 26 The Code is implemented from the day when it is approved by the Board of Directors of the Company.

Appendix 1:
Statement regarding Code of Ethics for the Senior Management
I declare and undertake that:
I am aware of and understand all the contents of the Code of Ethics for the Senior Management of Guangshen Railway Company Limited and the special requirements that might attach to the post I assume. I undertake to comply strictly with the Code and the Code of Conduct for Employees of Guangshen Railway Company Limited. I shall take all the responsibilities arising from my intentional concealing of any incompliance, or from any conduct in violation of related provisions of the above-mentioned codes, and accept any punishment inflicted by the Company in accordance with the above-mentioned codes.
Signature:
Date:

Appendix 2:
Statement regarding Compliance with Code of Ethics for the Senior Management
I, during my post as a member of the senior management of Guangshen Railway Company Limited, have strictly complied with each provision of the Code of Ethics for the Senior Management and no conduct or circumstance in violation of any provision of the Code has occurred.
Signature:
Date: